UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
December 24, 2008
____________________

TIAA REAL ESTATE ACCOUNT
(Exact Name of Registrant as Specified in its Charter)

New York	Not Applicable
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

33-92990; 333-149862
(Commission File Number)

c/o Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017-3206
(Address of principal executive offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code): (212) 490-9000

N/A
(Former name or former address, if changed since last report)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

      Pursuant to its existing liquidity guarantee obligation, the general account of Teachers Insurance and Annuity Association of America (“TIAA”) has purchased accumulation units (“Liquidity Units”) issued by the TIAA Real Estate Account (the “Account”). TIAA purchased an aggregate of $155.6 million of Liquidity Units on December 24, 2008.

      In accordance with this liquidity guarantee, TIAA guarantees that all participants in the Account may redeem their accumulation units at their accumulation unit value next determined after their transfer or cash withdrawal request is received in good order. Transfers from the Account to a CREF or TIAA account, or another investment option, are limited to once every calendar quarter (except for specifically prescribed systematic withdrawals established in accordance with the terms of the participant’s contract and employer’s plan). This liquidity guarantee is not a guarantee of either investment performance or the value of units in the Account.

      Management cannot predict the extent to which future TIAA Liquidity Unit purchases, if any, will be required under this liquidity guarantee, nor can management predict when such Liquidity Units will be redeemed by the Account in part, or in full. As of September 30, 2008, TIAA’s general account had admitted assets equal to approximately $182.6 billion. As of the date of this filing and after giving effect to the purchase of Liquidity Units described above, the Account’s net assets totaled approximately $11.7 billion.

      As disclosed in the Account’s prospectus and in accordance with a prohibited transaction exemption from the U.S. Department of Labor (PTE 96-76), the Account’s independent fiduciary, Real Estate Research Corporation, has certain responsibilities with respect to the Account that it has undertaken or is currently undertaking with respect to TIAA’s purchase of Liquidity Units, including among other things, reviewing the purchase and redemption of Liquidity Units by TIAA to ensure the Account uses the correct unit values. In addition, as set forth in PTE 96-76, the independent fiduciary’s responsibilities include:

  establishing the percentage of total accumulation units that TIAA’s ownership should not exceed (the “trigger point”) and creating a method for changing the trigger point;
  approving any adjustment of TIAA’s ownership interest in the Account and, in its discretion, requiring an adjustment if TIAA’s ownership of Liquidity Units reaches the trigger point; and
  once the trigger point has been reached, participating in any program to reduce TIAA’s ownership in the Account by utilizing cash flow or liquid investments in the Account, or by utilizing the proceeds from asset sales. The independent fiduciary’s role in participating in any asset sales program would include (i) participating in the selection of properties for sale, (ii) providing sales guidelines and (iii) approving those sales if, in the independent fiduciary’s opinion, such sales are desirable to reduce TIAA’s ownership of Liquidity Units.

The independent fiduciary has established the trigger point at 45% of the outstanding accumulation units and it will continue to monitor TIAA’s ownership interest in the Account and provide further recommendations as necessary.

      The Account continues to have an investment strategy that aims to invest between 75% and 85% of its assets directly in real estate or real estate-related investments with the goal of producing favorable long-term returns primarily through rental income and appreciation. The Account also invests in publicly-traded securities, including government and corporate debt securities, money market instruments and other high quality marketable securities that are easily converted to cash to make redemptions, purchase or improve properties, or cover expenses. As of the date of this filing and after giving effect to the $155.6 million in Liquidity Unit purchases described above, approximately 4.4% ($590 million) of the Account’s total investments are comprised of cash and marketable securities. In the near term, such cash and securities may comprise less than 10% of the Account’s investments, but management intends to increase the Account’s holdings in short-term marketable securities to the extent practicable, consistent with its investment strategy and objective.

      Management cannot predict whether the recent level of net participant transfers from the Account will continue at the same rate, a higher rate, or at all, in the future. For the nine months ended September 30, 2008, the Account received $793 million in premiums and had an outflow of $2.4 billion in net participant transfers to TIAA, CREF accounts and TIAA-CREF affiliated mutual funds. Subsequent to September 30, 2008 through the date hereof, the Account has experienced additional net participant transfers equal to approximately $2.1 billion. Management cannot predict whether additional net outflows would have a negative impact on the Account’s long-term returns. Such outflows also could require TIAA to purchase additional Liquidity Units.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIAA REAL ESTATE ACCOUNT

By:	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

DATE: December 24, 2008	By:	/s/ Georganne C. Proctor
Georganne C. Proctor
Executive Vice President and Chief Financial Officer